Exhibit 23.3

CONSENT OF DEGOLYER AND MACNAUGHTON

DeGolyer AND MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

October 6, 2009

Ladies and Gentlemen:

We consent to the to  the   incorporation   by  reference  of information taken from our  “Appraisal Report as of December 31, 2008 on Certain Properties owned by Abraxas Petroleum Corporation,” “Appraisal Report as of December 31, 2008 on Certain Properties owned by Abraxas Energy Partners, L.P.” “Appraisal Report as of December 31, 2007 on Certain Properties owned by Abraxas Petroleum Corporation,” “Appraisal Report as of December 31, 2007 on Certain Properties owned by Abraxas Energy Partners, L.P.” and “Appraisal Report as of December 31, 2006 on Certain Properties owned by Abraxas Petroleum Corporation” (our reports) in the Registration Statement on Form S-8 of Abraxas Petroleum Corporation.

 /s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON